May 4, 2001




PBHG Funds
P.O. Box 419229
Kansas City, MO  64141-6229

                  Re:      PBHG Funds
                           Registration Statement on Form N-1A

Ladies and Gentlemen:

                  We have acted as counsel to PBHG Funds, a business trust organized under the laws of the State of Delaware (the "Trust") and registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end, series management investment company.

                  The Board of Trustees of the Trust has deemed it advisable for the Trust to acquire all of the assets and assume all of the liabilities of each of the seventeen series portfolios (each, a "Predecessor Portfolio") of The PBHG Funds, Inc., a Maryland corporation (the Company"), pursuant to an Agreement and Plan of Reorganization (the "Reorganization").

                  Upon consummation of the Reorganization, the Trust will be the successor issuer to the Company. Pursuant to Rule 414 under the Securities Act of 1933, as amended (the "1933 Act"), the Trust is adopting the Registration Statement of the Company as its own for all purposes of the 1933 Act, the Securities Exchange Act of 1934, as amended, and the 1940 Act and is filing Post-Effective Amendment No. 47 under the 1933 Act and Post-Effective Amendment No. 45 under the 1940 Act to the Company's currently effective Registration Statement on Form N-1A (collectively, the "Registration Statement"). The Registration Statement registers an indefinite number of shares of beneficial interest, par value $0.001 per share (the "Shares"), of PBHG Class shares and Advisor Class shares, representing interests in each of the seventeen series portfolios of the Trust (each, a "New Portfolio").

                  In connection with our giving this opinion, we have examined copies of the Trust's Certificate of Trust, Agreement and Declaration of Trust (the "Trust Agreement"), the Agreement and Plan of Reorganization, resolutions of the Board of Trustees adopted December 12, 2000, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, records and other instruments as we have deemed necessary or advisable for purposes of this opinion. We have also examined the prospectus for the New Portfolios, which is included in the Registration Statement, substantially in the form in which it is to become effective (the "Prospectus"). As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

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                  Based on the foregoing and the approval of the Reorganization by shareholders of the Company, and provided that the Registration Statement becomes effective, we are of the opinion that the Shares of each New Portfolio to be issued to shareholders of the corresponding Predecessor Portfolio in the Reorganization, upon receipt of the consideration set forth in the Agreement and Plan of Reorganization, will be legally issued, fully paid and nonassessable. In addition, based on the foregoing, we are of the opinion that the Shares of each New Portfolio to be offered for sale from time to time pursuant to the Prospectus are duly authorized and, when sold, issued and paid for as described in the Prospectus, will be legally issued, fully paid and nonassessable.

                  We express no opinion concerning the laws of any jurisdiction other than the federal law of the United States of America and the Delaware Business Trust Act.

                  Both the Delaware Business Trust Act and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware business trust may be held personally liable for that trust's obligations to the extent that the courts of another state which does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of the Trust for all loss and expense of any shareholder held personally liable for the obligations of the Trust. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which the Trust is unable to meet its obligations and the express limitation of shareholder liabilities is determined not to be effective.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name and to the references to our firm under the caption "Other Service Providers - Counsel and Independent Accountants" in the Statement of Additional Information, which is included in the Registration Statement.


                                     Very truly yours,

                                     /s/Ballard Spahr Andrews & Ingersoll, LLP
                                     -----------------------------------------
                                     Ballard Spahr Andrews & Ingersoll, LLP